JOY GLOBAL INC.

News Release

Contacts:

At the Company:	At Financial Relations Board:
James H. Woodward, Jr.	George Zagoudis
Executive Vice President and	Analyst Contact
Chief Financial Officer	312-640-6663

414-319-8507

JOY GLOBAL INC. ANNOUNCES FISCAL 2007 SECOND QUARTER OPERATING RESULTS

•	Q2 total new orders increase by one-third to $728 million
•	Aftermarket orders increase 19 percent outside of U.S. coal
•	Temporary softness in U.S. coal markets continues
•	Revenues in quarter of $629 million, an increase of 12 percent
•	Gross profit margins increase and operating earnings exceed 19 percent of sales
•	Q2 EPS of $0.70 reflecting strong operating results and lower share counts
•	Q2 share repurchases of $75 million brings cumulative buybacks to $730 million

Milwaukee, WI – May 30, 2007 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported second quarter fiscal year 2007 results. Net sales for the quarter totaled $629 million, compared with $560 million in the second quarter of last year. Operating income totaled $122 million in the second quarter versus $110 million in the corresponding quarter last year. Net income was $78 million in the quarter compared with $83 million in the second quarter of last year. Net income in the current quarter was negatively affected by higher interest expense and by amortization charges related to the acquisition of the Stamler business, while net income in the prior year quarter benefited from a favorable discreet tax adjustment and reorganization income. Earnings per diluted share increased to $0.70 from $0.66 reported in the comparable prior-year quarter.

“ We were very pleased with second quarter results,” commented Mike Sutherlin, president and CEO of Joy Global. “The results of the second quarter reflect some important strengths for the extended up-cycle we see ahead. Strong orders from international markets have more than offset the current weakness in U.S. underground coal, our largest market, reflecting our industry leading presence across a wide range of commodities and geographies. We also saw the aftermarket mitigate the deep decline in original equipment orders in the U.S. coal market, and this reinforces the importance of our focus on building the aftermarket in all regions in which we operate. And finally, our efforts on cost control and productivity improvements continue to impact the bottom line, with EBIT margins above the target range that we set just three years ago. Considering these results in light of the continued softness in U.S. coal, we were pleased with the performance of both operations.”

Second Quarter Operating Results

Bookings in the quarter totaled $728 million, an increase of 33 percent from the $548 million in total orders in the prior year. Strength in new orders was prevalent in all of the company’s markets, with the exception of U.S. coal. Aftermarket orders improved by 8 percent overall, and by 19 percent excluding U.S. underground coal. Surface mining orders at P&H grew by over 28 percent year over year. Aftermarket orders rebounded in the second quarter and increased by 16 percent over the comparable quarter, while orders for original equipment grew by more than two-thirds. Orders for mining shovels in the current quarter pulled back from the higher pace of the prior three quarters, but continue to support the company’s positive view of near-term order prospects and long-term industry outlook. The timing of our original equipment orders continues to be lumpy, and it could be misleading to draw conclusions from the bookings of any single quarter. New orders for the underground operations of Joy Mining grew strongly in markets outside of the U.S., with aftermarket orders growing by 26 percent and original equipment orders increasing fourfold. When combined with the weaker U.S. coal orders, Joy Mining’s worldwide aftermarket orders for the second quarter were up by 2%, while its worldwide original equipment orders were up 94%. The significant decline in original equipment orders in the U.S. coal market is consistent with the pattern of the prior two quarters, while the reduction in aftermarket orders resulted primarily from the 10% reduction in coal production in Central Appalachia, the largest contributor to the U.S. underground business at Joy Mining.

Total sales for the quarter of $629 million reflect a 12 percent increase over revenues in the second quarter of fiscal 2006. Sales growth was positive in both operations with P&H revenues increasing by 18 percent and revenues at Joy Mining improving by over 8 percent in the second quarter. A strong recovery in aftermarket revenues at P&H contributed to its revenue growth. After increasing only 7 percent in the first quarter due to temporary factors adversely affecting the timing of certain international orders, aftermarket revenues improved by 23 percent in the current quarter over the second quarter of fiscal 2006. As a result, P&H has enjoyed double-digit aftermarket revenue growth in 14 of the past 16 quarters. Strong aftermarket revenues at Joy Mining also drove the increase in total sales in the quarter as original equipment revenues grew by less than two percent, reflecting the weakness in the United States. All of the growth in aftermarket occurred outside of the U.S. and was particularly strong in China and Europe.

Gross profit margins improved in the second quarter from those of the corresponding quarter in fiscal 2006 and totaled just over 33 percent of sales. A slightly higher mix of aftermarket revenues contributed to this improvement and helped offset higher raw material costs. Product development, selling and administrative expenses amounted to about 14 percent of sales in the second quarter of both fiscal 2007 and 2006. Operating margins were in excess of 19 percent in each quarter.

Interest expense in the current quarter totaled $9.2 million compared to less than $600,000 in the second quarter of fiscal 2006 due to the issuance of $400 million of long-term debt in November 2006. The proceeds of this bond offering were used primarily to repurchase the company’s shares, and had a net accretive impact on the second quarter’s EPS. Other income in last year’s second quarter included $5.1 million of reorganization income. Finally, the provision for income taxes in the second quarter last year included a discrete positive tax adjustment that reduced the quarterly tax provision by $6.3 million, or $0.05 per share. Cash taxes for the first two quarters of fiscal 2007 totaled $29 million, or approximately 14 percent of pre-tax book income.

Reported earnings per diluted share in the second quarter totaled $0.70 compared with $0.66 in the second quarter last year. Weighted average fully diluted outstanding shares fell to 111 million shares in the current quarter from 125 million in the second quarter of fiscal 2006. The company’s ongoing stock buyback program is expected to reduce actual outstanding shares to a range of 106 to 107 million shares by the end of fiscal 2007.

Other Financial Matters

Cash flow recovered strongly in the current quarter, with net cash from operations totaling $79 million. Net debt increased by only $18 million despite more than $90 million of cash being utilized for stock buybacks and quarterly dividends. The company anticipates stronger cash flow in the remaining quarters of fiscal 2007. While accounts receivable days outstanding improved somewhat, inventory turns were essentially flat and actual inventory investment grew by $55 million during the quarter. The company has taken a number of steps to improve its performance in inventory management over the remainder of the year, which contributes to the expectation of improved cash flows during the next two quarters.

Early in the second quarter, the company continued to repurchase its common stock and completed buybacks of approximately $75 million. To date, the company has repurchased 15.9 million shares for $730 million. The company will continue to use available free cash flow to repurchase its shares and anticipates completing the entire $1 billion authorization prior to the program’s expiration at the end of 2008.

Positive Long-Term Global Mining Outlook

The long-term outlook for the commodities mined by the company’s customers remains very positive. Demand is driven by continued high growth rates in the world economy in general, and from the exceptionally strong growth from China, India and other developing countries as they continue to industrialize and modernize. Demand is strong and prices remain high in copper and iron ore, and the supply of these commodities is expected to remain in deficit for the next several years. As a result, producers continue to announce additional expansion projects and discuss future equipment needs with the company. The development of the oil sands of Canada continues, with several new projects recently receiving approval. This has led to discussions for additional shovel orders from both existing customers and proposed new projects. Coal markets outside of the U.S. have strengthened. Domestic coal production in China has not been able to keep up with rapidly increasing demand as the country continues to industrialize. Demand on China’s major coal producers has been increased further as the Beijing government continues to close small township mines for safety violations. As a result, China is moving from a net exporter to net importer of thermal coal. Import demand for coal is also increasing in India and Europe, while infrastructural export constraints continue in Australia and South Africa. As a result of these factors, demand for seaborne coal continues to increase, and supply is expected to remain in deficit for the next few years.

The only area of weakness has been U.S. coal. However, there are recent positive signs that signal conditions are beginning to improve. Electrical power demand is 4.0 percent higher in 2007 to date than during the corresponding period last year. In addition, coal pricing has been recovering from the depressed levels reached late in 2006. However, the company believes its customers will maintain their market discipline and therefore will not increase production without multi-year contracts at reasonable pricing. A delayed response in the U.S. market is therefore expected, and the impact on the Joy Mining underground business must wait for the customers’ 2008 capital budgeting period. The longer-term view of the U.S. coal market is very favorable. There are 18 gigawatts of new coal-fueled electricity generating capacity planned to come on line by 2011. Beyond this period, another 78 gigawatts have been announced. When all of this capacity is in place, demand for coal will increase by an additional 300-350 million tons of coal annually. Although significant, these announced increases will meet less than half of the required future growth in electricity generating capacity in the U.S. And in the longer run, clean coal technologies will ensure a bright future for this industry, providing an energy source that is reliable, secure, cost-effective and environmentally compliant. Growing energy demands from both the industrialized and emerging markets will require full contributions from all energy sources, and clean coal will play a major role in the future energy portfolio.

“The outlook for our markets is very positive,” stated Mike Sutherlin. “All of our international markets are quite robust, and continue to strengthen. Our customers see long-term demand growth for the commodities they produce, and are making significant investment in the next phase expansion projects that will come on line through 2012. Although the U.S. coal market has been weak, signs indicate that it is nearing recovery. In summary, we have strong international markets that continue to improve, and a major U.S. market that is poised for recovery.”

Forward Guidance Increased But Tempered By Temporary Softness in U.S. Coal

Sutherlin continued, “Our forward guidance this quarter reflects the strong outlook for our markets, which will impact our order rates. However, as we look more to the international markets and get involved in larger greenfield projects, we expect that our order rate will continue to be lumpy. Despite the strong outlook, we will have challenges converting these orders into revenues over the next twelve months. Although the U.S. coal market is nearer recovery, I expect our customers to move cautiously, which will delay the response from our Joy Mining underground business. We are unlikely to see any coal production increases before the summer cooling months. With the normal lag between coal production increases and orders, and with normal order-to-delivery lead times, we will not see a major impact on revenues this fiscal year. The delay on original equipment will be even longer, with no significant increase in orders until our customers’ new capital budgets are set for 2008. With normal lead times, the impact on revenues will not occur before the second half of our fiscal 2008. Conversely, the P&H business continues to work against the limits of its capacity, even as it brings its new Milwaukee production on line. We have started on the next increment of capacity for P&H, which will be sited on our Tianjin, China campus, but the start-up is not scheduled until mid-2008. We continue to pursue options for increasing our capacity further, but these are unlikely to have a material impact during the guidance period.”

Sutherlin continued, “With all of these factors considered, we expect our revenues over the next 12 months to be in the range of $2.8 to 3.0 billion. Continued focus on cost control and productivity initiatives will generate further improvement in margins, offset by Stamler-related amortization charges. We therefore anticipate operating earnings in the range of $540 to $580 million. We believe this level of operating performance, combined with continued repurchase of our shares, will result in earning per share in the next 12 months of $3.25 to $3.50.”

Quarterly Conference Call

Management will host a quarterly conference call to discuss the company’s second quarter results to be held at 11:00 AM EDT on May 30, 2007. Informational slides to accompany management’s discussion have been posted to the company’s website. Investors and interested parties may participate on the call by dialing 800-649-5127 in the U.S. and 706-679-0637 elsewhere, both with access code #8095702. A rebroadcast of the call will be available until the close of business on June 15, 2007 by dialing 800-642-1687 or 706-645-9291, access code #8095702. Finally, a replay of the webcast will be accessible until June 29, 2007 through the Investor Relations website at (http://www.joyglobal.com/investorrelations/confcalls.jsp).

Forward Looking Statements

The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: the duration of the recovery of the international coal and copper commodity markets and the downturn in U.S. coal markets; sustained economic growth and stability in China and our continued access to the Chinese market for mining equipment; the cyclical nature of our original equipment businesses and the high costs of our manufacturing operations that can result in the under-absorption of manufacturing expenses; increased costs and constraints on the supply of major purchased items such as steel, castings, forgings and bearings can adversely affect profits and revenues; the large size and cost of our products that means that the timing of individual orders and shipments can cause fluctuations in our operating results; our significant international operations are subject to many uncertainties, meaning that a reduction in international sales or unfavorable change in foreign exchange rates could affect our financial results; possible adverse tax rulings; potential strikes or other labor union actions; inability to recover lost profits on uncollectible accounts receivable; the highly competitive environment that we operate in means that the actions of our competitors can affect our financial performance; regulations affecting the mining industry or electric utilities may adversely impact demand for our products; our growth may be hindered if we are unable to hire or retain qualified employees; unexpected adverse results in litigation or arbitration may reduce our profits; difficulties in integrating business operations we acquire could negatively impact the results of those acquired operations; and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

-FINANCIAL TABLES FOLLOW-

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended		Six Months Ended
	April 27,	April 29,	April 27,	April 29,
	2007	2006	2007	2006

Net sales	$629,162	$560,348	$1,189,628	$1,113,689
Costs and expenses:
Cost of sales	419,990	375,758	805,589	763,357
Product development, selling
and administrative expenses	89,013	78,075	170,863	154,395
Other income	(1,418)	(3,977)	(2,383)	(4,961)
Operating income	121,577	110,492	215,559	200,898

Interest income (expense), net	(8,043)	1,308	(12,485)	2,506
Reorganization items	(130)	5,077	(280)	4,952
Income before income taxes	113,404	116,877	202,794	208,356

Provision for income taxes	(35,825)	(34,000)	(65,550)	(67,300)

Income before cumulative effect of changes in accounting principle	77,579	82,877	137,244	141,056
Cumulative effect of changes in accounting principle	-	-	-	1,565

Net income	$77,579	$82,877	$137,244	$142,621

Basic earnings per share
Income before cumulative effect of accounting changes	$0.71	$0.67	$1.22	$1.15
Cumulative effect of accounting changes	-	-	-	0.01
Net income	$0.71	$0.67	$1.22	$1.16

Diluted earnings per share
Income before cumulative effect of accounting changes	$0.70	$0.66	$1.21	$1.13
Cumulative effect of accounting changes	-	-	-	0.01
Net income	$0.70	$0.66	$1.21	$1.14

Dividends per share	$0.15	$0.113	$0.30	$0.225

Weighted average shares outstanding:
Basic	109,420	123,710	112,049	123,032
Diluted	110,719	125,426	113,384	124,743

Note - for complete quarterly information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	April 27,	October 28,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$91,644	$101,254
Accounts receivable, net	442,372	431,430
Inventories	740,603	639,934
Other current assets	66,157	55,257
Total current assets	1,340,776	1,227,875

Property, plant and equipment, net	214,422	205,011
Intangible assets, net	70,888	76,154
Deferred income taxes	296,480	335,690
Prepaid benefit cost	60,790	69,388
Other assets	50,578	39,887
Total assets	$2,033,934	$1,954,005

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion
of long-term obligations	$2,056	$5,166
Trade accounts payable	183,870	200,121
Employee compensation and benefits	49,532	77,415
Advance payments and progress billings	197,983	186,581
Accrued warranties	41,076	38,929
Other accrued liabilities	85,459	91,769
Total current liabilities	559,976	599,981

Long-term obligations	521,061	98,145

Other non-current liabilities	338,474	336,250

Shareholders' equity	614,423	919,629

Total liabilities and shareholders' equity	$2,033,934	$1,954,005

Note - for complete quarterly information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	April 27,	April 29,	April 27,	April 29,
	2007	2006	2007	2006
BREAKDOWN OF SALES REVENUE:

Net Sales By Operation:
Underground Mining Machinery	$363,179	$335,188	$690,300	$676,583
Surface Mining Equipment	265,983	225,160	499,328	437,106
Total Sales By Operation	$629,162	$560,348	$1,189,628	$1,113,689

Net Sales By Product Stream:
Aftermarket Revenues	$423,823	$362,687	$757,407	$659,123
Original Equipment	205,339	197,661	432,221	454,566
Total Sales By Product Stream	$629,162	$560,348	$1,189,628	$1,113,689

Net Sales By Geography:
United States	$346,407	$289,316	$636,463	$547,547
Rest of World	282,755	271,032	553,165	566,142
Total Sales By Geography	$629,162	$560,348	$1,189,628	$1,113,689

OPERATING INCOME BY SEGMENT:

Underground Mining Machinery	$81,685	$77,693	$139,811	$141,734
Surface Mining Equipment	47,491	39,503	90,513	73,858
Corporate	(7,599)	(6,704)	(14,765)	(14,694)
Total Operating Income	$121,577	$110,492	$215,559	$200,898

DEPRECIATION AND AMORTIZATION BY SEGMENT:

Underground Mining Machinery	$8,106	$5,912	$16,481	$11,774
Surface Mining Equipment	3,891	3,592	7,712	7,280
Corporate	18	18	36	34
Total Depreciation And Amortization	$12,015	$9,522	$24,229	$19,088

CASH FLOW DATA:

Decrease (Increase) in Net Working Capital Items	(10,024)	(36,665)	(106,861)	(82,819)
Property, Plant and Equipment Acquired	11,663	12,312	23,805	24,568
Cash Interest Paid	2,789	510	4,209	896
Cash Taxes Paid	13,300	10,292	28,600	19,320

BOOKINGS DATA:

Underground Mining Machinery	$451,246	$332,608	$710,535	$658,919
Surface Mining Equipment	276,686	215,052	582,800	487,221
Total Bookings	$727,932	$547,660	$1,293,335	$1,146,140

	Amounts as of
BACKLOG DATA:	April 27,	January 26,	October 28,	July 29,
	2007	2007	2006	2006

Underground Mining Machinery	$729,350	$641,283	$709,115	$626,004
Surface Mining Equipment	669,873	659,170	586,401	468,889
Total Backlog	$1,399,223	$1,300,453	$1,295,516	$1,094,893